Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173195

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 30, 2011)

Units Consisting of

4,460,966 Shares of Common Stock and

Warrants to Purchase 1,486,988

Shares of Common Stock

We are offering directly to one investor 4,460,966 shares of our common stock and warrants to purchase 1,486,988 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one-third of a share of our common stock. The warrants will have an exercise price of $3.00 per share of our common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants will be exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date of issuance. For a more detailed description of the warrants, see the section entitled “Description of Warrants” beginning on page S-12 of this prospectus supplement.

Our common stock is listed on the Global Market of The NASDAQ Stock Market LLC, or NASDAQ, under the symbol “UNIS.” On February 8, 2013, the closing bid price for our common stock on NASDAQ was $2.20 per share. Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock) are listed on the Australian Securities Exchange under the symbol “UNS.” On February 8, 2013, the last reported sale price of our Chess Depositary Interests was A$0.39 per Chess Depositary Interest. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange.

We have retained Westor Capital Group, Inc. to act as the exclusive placement agent to use its best efforts to solicit offers to purchase units in this offering. The placement agent has no obligation to buy any units, shares of our common stock or warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of units, shares of our common stock or warrants. The placement agent is not purchasing or selling any units, shares of our common stock or warrants in this offering. See “Plan of Distribution” beginning on page S-10 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page S-6 of this prospectus supplement to read about factors you should consider before buying the securities offered by this prospectus supplement.

	Per Unit	Total[1]
Public offering price	$2.241667	$10,000,000
Placement agent fee	$0.067250	$300,000	[2]
Proceeds, before expenses, to us	$2.174417	$9,700,000
(1)	Assumes all units offered in this offering are sold.
(2)	Assumes a placement agent fee of three percent of the aggregate consideration attributable to units sold in this offering, but does not include a $5,000 non-refundable payment for transaction expenses and warrants to purchase 100,000 shares of our common stock issued to the placement agent. See “Plan of Distribution” beginning on page S-10.

We expect the total offering expenses, excluding the placement agent fee, to be approximately $100,000.

We expect delivery of the shares of our common stock and warrants will be made to purchasers on or about February 11, 2013. The shares of our common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York. We will mail the warrants directly to the purchaser at the address set forth in such purchaser’s purchase agreement with us.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in any of the securities offered by this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Westor Capital Group

The date of this prospectus supplement is February 11, 2013.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, the “Company,” “Unilife,” “we,” “us,” “our,” “ours” and similar names refer to Unilife Corporation and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of our common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, contained in the accompanying prospectus or incorporated herein and therein by reference, and any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the placement agent have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement and accompanying prospectus outside the United States. This prospectus supplement and accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you.

This offering of our shares of common stock and warrants will not be extended to investors in Australia. Accordingly, neither this prospectus supplement nor the accompanying prospectus is a prospectus or disclosure document for the purposes of the Australian Corporations Act 2001 (Cth) (“Corporations Act”) and they have not been lodged with the Australian Securities & Investments Commission. The purpose of this offering of our shares of common stock and warrants is not to facilitate the subsequent sale or transfer of such shares of common stock or warrants (or the grant, issue or transfer of any interest in or option over shares of our common stock or warrants) into Australia within 12 months following the date of issue of such shares of common stock and warrants. By purchasing our shares of common stock and warrants under this prospectus supplement and the accompanying prospectus you will be deemed to have warranted to us that you do not intend to resell any such shares or warrants (or grant, issue or transfer any interest in or option over such shares of our common stock or warrants) in Australia during the period of 12 months following such purchase.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in shares of our common stock and warrants in this offering. You should carefully read this entire prospectus supplement and the entire accompanying prospectus, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and page 2 in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

Overview

We are a U.S. based developer and commercial supplier of injectable drug delivery systems. We build long-term collaborations with pharmaceutical and biotechnology companies seeking to utilize our innovative and highly differentiated devices to enable or enhance the clinical development, regulatory approval and lifecycle management of their injectable therapies. Our proprietary devices are designed for supply to pharmaceutical companies in a format where they can be integrated into the filling and packaging processes utilized for a target injectable drug or vaccine. Pharmaceutical companies are responsible for the final shipment of the drug-device combination product to healthcare workers or patients for safe, intuitive and convenient administration.

We have developed one of the most expansive, market-driven and differentiated portfolios of primary drug containers and advanced delivery systems in our industry for the administration of injectable therapies. Each of our device technologies has been developed in direct response to unmet or emerging market needs including the prevention of needlestick injuries, the efficient reconstitution of lyophilized drugs, the subcutaneous delivery of large volume drugs, the intuitive self-injection of injectable therapies outside of healthcare facilities and the commercialization of novel pipeline drugs requiring specialized delivery systems. We can customize our device technology platforms to address specific customer, drug or patient requirements.

Our device portfolio is suitable for use with brand name, generic or biosimilar drugs and vaccines supplied in either a liquid stable or lyophilized format for delivery via administration routes including subcutaneous injection. Collaborations with pharmaceutical and biotechnology companies primarily relate to the use of our devices with late stage pipeline or marketed injectable therapies including biologics that are indicated, or being developed, for the treatment of a variety of acute and chronic conditions.

Our technology platforms cover the following device categories:

•	Prefilled Syringes with Integrated Needle Retraction

•	Auto-Injectors

•	Drug Reconstitution Delivery Systems

•	Bolus Injectors and Infusion Pumps

•	Specialized Delivery Systems

Our lead product is the Unifill ready-to-fill syringe, which is designed to be supplied to pharmaceutical manufacturers in a form that is ready for filling with their injectable drugs and vaccines. We have a strategic alliance with Sanofi, a large global pharmaceutical company, pursuant to which Sanofi has paid us a €10.0 million exclusivity fee and has paid us €17.0 million to fund our industrialization program for the Unifill syringe. We are also in discussions with other pharmaceutical companies that are seeking to obtain access to the Unifill syringe, or other proprietary devices within our diversified portfolio.

It is our goal to develop long-term partnerships with pharmaceutical companies who are seeking innovative, differentiated devices that can enable and enhance delivery of their injectable therapies. We do not intend to enter into any market sectors with devices that have equivalent features as conventional products. Our focus is to develop innovative, proprietary devices that address unmet or emerging market needs and have unique value added features over equivalent conventional products.

Our center of operations is a state-of-the-art manufacturing facility located in York, Pennsylvania. This FDA-registered facility serves as an integrated center for device innovation, bringing together the people, production systems, design expertise and quality processes necessary to design and develop best-in-class drug delivery systems. Designed by architects who have substantial experience in designing facilities used to develop, produce and supply medical devices, the facility plays a key role in ensuring that we comply with stringent internal and industry standards for quality and reliability. Our 165,000 square-foot site includes eleven Class 7 and Class 8 clean rooms totaling 40,000 square feet in size. Environmental factors, including temperature, moisture and particulates, are tightly controlled. Additional features include a ‘Water for Injection’ system, bio-analytical and quality laboratories, a product development center, a machine shop and a 20,000-square-foot warehouse. The facility gives us the capacity to meet the immediate requirements of our pharmaceutical companies, and to progressively expand in line with the development and commercial launch of a series of drug-device combination products. Activities undertaken at the site include device design, rapid prototyping, pilot and commercial production, bio-analytical testing, packaging, quality assurance and supply chain. All activities at Unilife are guided by advanced business systems, such as SAP ERP, that complement those of pharmaceutical companies. Our Quality Management System is fully certified to ISO 13485 and operates in compliance with 21 CRF 210/211 for pharmaceuticals and 21 CFR 820 for medical devices.

Corporate Information

Unilife Corporation was incorporated in Delaware on July 2, 2009 as a wholly-owned subsidiary of Unilife Medical Solutions Limited, an Australian corporation (now Unilife Medical Solutions Pty Limited) (“UMSL”). On January 27, 2010, Unilife Corporation became the parent company of UMSL upon completion of the redomiciliation of Unilife Corporation from Australia to the State of Delaware and UMSL’s shareholders and option holders exchanged their interests in UMSL for equivalent interests in Unilife Corporation. Following completion of the redomiciliation, Unilife Corporation replaced UMSL as the entity listed on the Australian Securities Exchange. Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406. Our telephone number is +1 717 384 3400.

UMSL was incorporated on June 28, 1985. UMSL acquired all of the issued shares of Unitract Pty Limited in November 2002, and changed its name to Unitract Limited (now Unilife Medical Solutions Pty Limited), listed on the Australian Securities Exchange under the ticker “UNI” and continued Unitract’s business operations. In January 2007, UMSL acquired all the stock of Integrated BioSciences, Inc., a Pennsylvania-based company, which in February 2009 changed its corporate name to Unilife Medical Solutions, Inc.

You can obtain more information regarding our business and industry by reading our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission, or SEC on September 13, 2012 and the other reports we file with the SEC.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	4,460,966

Common stock to be outstanding after this offering (assumes all units offered in this offering are sold)	89,840,201

Warrants	Warrants to purchase 1,486,988 shares of common stock will be offered in this offering and warrants to purchase 100,000 shares of common stock will be issued to the placement agent as part of their fee. Each warrant may be exercised at any time on or after the date of issuance until the fifth anniversary of the issuance of the warrants at an exercise price of $3.00 per share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise or exchange of the warrants.

Use of proceeds	We intend to use the net proceeds from this offering to fund the continued development and supply of our diversified portfolio of advanced drug delivery systems, to purchase and operate capital equipment to expand production, and for working capital and other general corporate purposes. See “Use of Proceeds” on page S-8 of this prospectus supplement.

Risk factors	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in shares of our common stock and warrants, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 2 of the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and in the other documents incorporated by reference into this prospectus supplement.

Market for the common stock and warrants

Our common stock is quoted and traded on The NASDAQ Global Market under the symbol “UNIS.” However, there is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. The warrants are immediately separable from the shares of our common stock being offered as part of the units.

Our Chess Depositary Interests (each representing one-sixth of one share of Unilife common stock), or CDIs, are listed on the Australian Securities Exchange under the symbol “UNS.”

The number of shares of our common stock to be outstanding after this offering is based on 85,379,235 shares of common stock outstanding as of February 11, 2013 (immediately prior to this offering). Unless specifically stated otherwise, the information in this prospectus supplement excludes:

•

9,250,941 shares of our common stock issuable upon the exercise of outstanding stock options and warrants with a weighted-average exercise price of $5.93 per share, of which options to purchase 2,191,662 shares of our common stock were then exercisable;

•	90,000 shares of common stock issuable upon settlement of phantom stock units issued to certain of our directors under our 2009 Stock Incentive Plan;

•	1,297,868 shares available for future issuance under our 2009 Stock Incentive Plan; and

•	1,586,988 shares of our common stock issuable upon the exercise of warrants to be issued in this offering (including warrants issued to the placement agent), at an exercise price of $3.00 per share.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our product candidates, our market opportunities, our strategy, our competition, our projected revenue, expense levels and cash spend and the adequacy of our available cash resources. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors to which we refer you in “Risk Factors” below.

Our business, financial condition, results of operations and prospects may change. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein, of which this prospectus supplement and the accompanying prospectus are part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively, only. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

RISK FACTORS

Investing in our securities involves a high degree of risk and uncertainty. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as such discussions may be amended, supplemented and updated in subsequent reports filed by us with the SEC and that is incorporated by reference into this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations. If any of such risks and uncertainties actually occurs, our business, financial condition and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Related to this Offering, our Common Stock and our Warrants

We currently do not generate substantial product revenue and may need additional funding to meet our future capital needs. Such funding may not be available on favorable terms, if at all, and may be dilutive to our existing stockholders.

To date, we have generated no substantial product revenue. Therefore, we have to fund all of our operations and development expenditures from cash on hand and equity or debt financings. We may need to raise additional funding for our product development programs and commercialization efforts. We cannot provide assurance that we will be able to raise additional funding, if needed, on terms favorable to us, or at all. If we raise additional funds through the issuance of equity securities, our shares of common stock may suffer dilution. If we raise additional funds from debt financing, we may be obligated to abide by restrictive covenants contained in the debt financing agreements, which may make it more difficult for us to operate our business. If we are unable to secure additional funding, our ability to continue our product development and commercialization programs would be delayed, reduced or eliminated.

The trading price of our shares of common stock may fluctuate significantly.

The price of our shares of common stock may be volatile, which means that it could decline substantially within a short period of time. The trading price of the shares may fluctuate, and investors may experience a decrease in the value of the shares that they hold, sometimes regardless of our operating performance or prospects. The trading price of our common stock could fluctuate significantly for many reasons, including the following:

•

future announcements concerning our business and that of our competitors including in particular, the progress of our commercial sales for the Unifill syringe and the development programs for the other advanced drug delivery devices;

•	regulatory developments, enforcement actions bearing on advertising, marketing or sales of our current or pipeline products;

•	quarterly variations in operating results;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	business acquisitions or divestitures;

•	changes in third party reimbursement practices;

•	fluctuations of investor interest in the medical device sector; and

•	fluctuations in the economy, world political events or general market conditions.

There is no trading market for the warrants issued in this offering and the warrants have a limited term to be exercised.

The warrants being issued in this offering will not be listed for trading on any securities exchange and we have no intention of applying for any listing of the warrants. The warrants will expire five years from the date of issuance. Any warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the holders of such warrants.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered may be higher than the book value per share of our common stock, you may suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. In addition, we have a significant number of options, warrants and phantom stock units outstanding. If the holders of our outstanding options and warrants exercise them or our phantom stock units are settled, you may incur further dilution.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of shares of our common stock and warrants offered pursuant to this prospectus supplement will be approximately $9.6 million after deducting the placement agent fee and estimated offering expenses that are payable by us. We intend to use the net proceeds from this offering to fund the continued development and supply of our diversified portfolio of advanced drug delivery systems, to purchase and operate capital equipment to expand production, and for working capital and other general corporate purposes. Pending the application of the net proceeds from this offering, we expect to invest such proceeds in U.S. government securities and money market funds.

DILUTION

Purchasers of shares of our common stock included as part of the units offered by this prospectus supplement and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the units. The net tangible book value of our common stock as of September 30, 2012 was approximately $38.7 million or $0.47 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of shares of our common stock issued and outstanding as of September 30, 2012.

Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included as part of the units after giving effect to this offering. After reflecting the sale of 4,460,966 shares of our common stock offered by us at the public offering price of $2.241667 per unit, less placement agent fee and estimated offering expenses, our adjusted net tangible book value per share of our common stock as of September 30, 2012 would have been $48.3 or $0.56 per share. The change represents an immediate increase in net tangible book value per share of our common stock of $0.09 per share to existing stockholders and an immediate dilution of $1.68 per share to new investors purchasing the shares of our common stock included as part of the units offered in this offering. The following table illustrates this per share dilution:

Public offering price per unit		$2.24
Net tangible book value per share as of September 30, 2012	$0.47
Increase per share attributable to new investors	0.09

Adjusted net tangible book value per share as of September 30, 2012		0.56

Dilution per share to new investors		$1.68

The foregoing calculations are based on 81,816,079 shares of our common stock outstanding as of September 30, 2012 and do not take into account any of the following:

•

12,692,015 shares issuable upon the exercise of outstanding stock options and warrants as of September 30, 2012 with a weighted-average exercise price of $7.02 per share and 120,000 shares of common stock issuable upon settlement of phantom stock units issued to certain of our directors under our 2009 Stock Incentive Plan;

•	1,763,722 shares available for future issuance under our 2009 Stock Incentive Plan;

•	1,613,492 shares of common stock sold since September 30, 2012 which raised $3.8 million in net proceeds; and

•

1,586,988 shares of our common stock issuable upon the exercise of warrants to be issued in this offering (including the warrants issued to the placement agent), at an exercise price of $3.00 per share.

To the extent that any of these outstanding options or warrants are exercised or outstanding phantom stock units are settled, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock and warrants through a placement agent. Westor Capital Group, Inc., or Westor Capital, has entered into a placement agent agreement with us pursuant to which it has agreed to act as our exclusive placement agent in connection with this offering. Under the placement agent agreement, Westor Capital, whom we refer to as the placement agent, has agreed to use its best efforts to arrange for the sale of 4,460,966 shares of our common stock and warrants to purchase 1,486,988 shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase one-third of a share of our common stock. The warrants will have an exercise price of $3.00 per share of our common stock.

The placement agent is not purchasing or selling any units, shares or warrants from us, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, shares or warrants. We have entered into a securities purchase agreement directly with the investor in connection with this offering. The securities purchase agreement contains customary representations, warranties and covenants for transactions of this type. These representations, warranties and covenants were made solely for purposes of the securities purchase agreement and should not be relied upon by any other of our investors, nor should any investor rely upon any descriptions thereof as characterizations of the actual state of facts or condition. Our investors are not third party beneficiaries under the securities purchase agreement.

The purchase and sales under the securities purchase agreement, (and of the shares of our common stock issuable upon exercise or exchange of the warrants) is registered pursuant to our shelf registration statement on Form S-3 (File Number 333-173195) and as to which this prospectus supplement relates.

The foregoing description of the securities purchase agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the securities purchase agreement, a copy of which will be attached as an exhibit to our Current Report on Form 8-K, which will be filed with the SEC on or about February 11, 2013.

This prospectus supplement will be distributed to the investor who agrees to purchase units and will inform the investor of the closing date as to such units. We currently anticipate that closing of the sale of 4,460,966 units pursuant to this prospectus supplement will take place on or about February 11, 2013. The investor will also be informed of the date and manner in which it must transmit the purchase price for its shares. We will deposit the shares of our common stock with The Depository Trust Company once the funds have been received. At the closing, The Depository Trust Company will credit the shares to the account of the investor. We will mail warrants directly to the investor at the address set forth in its purchase agreement with us.

We will pay the placement agent a fee equal to three percent of the gross proceeds of the sale of units sold in this offering, as well as a $5,000 non-refundable payment for transaction expenses incurred by the placement agent in connection with this offering. Additionally, we shall issue to the placement agent warrants for 100,000 shares of common stock on substantially the same terms as the warrants sold in this offering except that the warrants issued to the placement agent will not give the holder of such warrants the ability to put the warrants back to us. The following table shows the per unit and total fee we will pay to the placement agent in cash in connection with the sale of units offered by this prospectus supplement, assuming all of the units offered hereby are issued and sold by us.

Placement agent Fee	Per Unit	Total
Securities offered hereby	$0.067250	$300,000

Because there is no minimum offering amount required as a condition to closing, the actual total placement agent fee may be less than the maximum total placement agent fee set forth above. We will also reimburse the placement agent for certain expenses, including legal fees and expenses, incurred by the placement agent in connection with this offering. The estimated offering expenses payable by us, in addition to the placement agent fee of $300,000, are approximately $100,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing shares of our common stock issued and sold in this offering. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $9.6 million.

In no event will the total amount of compensation paid to Westor Capital and any other member of the Financial Industry Regulatory Authority upon completion of this offering exceed 8% of the gross proceeds of this offering.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement, or to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent agreement with Westor Capital will be filed as an exhibit to our Current Report on Form 8-K that will be filed with the SEC in connection with this offering.

Delivery of the shares of our common stock and warrants issued and sold in this offering is expected to be made on or about February 11, 2013.

The transfer agent for shares of our common stock to be issued in this offering is Computershare Trust Company, N.A., located at 250 Royall Street, Canton, MA 02021. Its telephone number is (781) 575-2000.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Each investor which purchases units will receive, for each unit purchased, one share of our common stock and a warrant to purchase one-third of a share of our common stock.

Common Stock

For a description of the Common Stock being offered hereby, please see “Description of Capital Stock” in the accompanying prospectus.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and being issued to the placement agent (with some exceptions noted below) are summarized below. The form of warrant will be provided to the investor in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering.

The warrants will have an exercise price of $3.00 per share of our common stock. The warrants are exercisable on or after the date of issuance and will terminate on the fifth anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the warrant is being exercised in cash. In the event that among other things, the registration statement relating to the shares of common stock is not effective and another exemption from registration is not available or the fair market value (as determined pursuant to the warrant) of a share of common stock is greater than the exercise price of the warrant, a holder of warrants also will have the right, in its sole discretion, to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

Each warrant (other than the warrants issued to the placement agent) also allows the holder the ability, at any time after 30 days from the issuance of the warrant through its expiration, to put the warrant back to us in exchange for cash, at our option if permitted by the terms of the warrant, or our common stock equal to the value of the warrant at the time of the exchange based on a negotiated Black-Scholes formula. The current value of three warrants (which cover one warrant share) based on that formula is $1.87.

Under certain circumstances, in the event that our common stock trades at a price that is 25% or more above the exercise price of the warrants for a period of ten consecutive days (with an average daily volume equal to or greater than $600,000), we may require the holder of the warrants to exercise the warrants for cash.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price.

The shares of common stock issuable on exercise of the warrants are duly and validly authorized and will be, when issued, delivered and paid for in accordance with the warrants, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

If, at any time a warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any warrants will thereafter receive, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction.

The exercisability of the warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined pursuant to Section 13(d) of the 1993 Act and the rules and regulations promulgated thereunder) more than 9.9% of our total common stock issued and outstanding. The absence of an effective registration statement relating to the common stock issuable upon exercise of the warrant will not provide the holder with the right to net-settle the warrant in cash.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities we are offering will be passed upon by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2012 and 2011 and for each of the years in the three-year period ended June 30, 2012, and management’s assessment of the effectiveness of internal controls over financial reporting as of June 30, 2012 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2012 consolidated financial statements contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the website maintained by the SEC at http://www.sec.gov. These filings are also available to the public from commercial document retrieval services.

We have filed with the SEC a “shelf” registration statement on Form S-3, as amended, including exhibits thereto. This prospectus supplement and accompanying prospectus which make up part of such registration statement do not contain all of the information in the registration statement. We have omitted parts of the registration statement from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement and accompanying prospectus, you may obtain a copy of the registration statement on Form S-3 and the exhibits filed with it from the address or website set forth above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus supplement. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.”

The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the year ended June 30, 2012 filed with the Commission on September 13, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the Commission on November 9, 2012;

•	our Current Reports on Form 8-K filed with the Commission on October 4, 2012, December 3, 2012 and February 11, 2013; and

•	the description of our common stock included in our registration statement on Form 10 dated February 11, 2010, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete, are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations

Unilife Corporation

250 Cross Farm Lane

York, Pennsylvania 17406

Telephone: (717) 384-3400

We also maintain an Internet site at www.unilife.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement or accompanying prospectus.

PROSPECTUS

UNILIFE CORPORATION

$200,000,000

Common Stock, Preferred Stock,

Debt Securities, Warrants and Units

and

2,868,934 Shares of Common Stock

This prospectus covers our offer and sale from time to time of any combination of common stock, preferred stock, debt securities, warrants or units described in this prospectus in one or more offerings. This prospectus provides a general description of the securities we may offer and sell. Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. The aggregate offering price of all securities sold by us under this prospectus may not exceed $200,000,000.

This prospectus also covers the resale by selling stockholders identified in the “Selling Stockholders” section of this prospectus of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We will not receive proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds from the exercise of the options whose underlying shares of common stock are covered by this prospectus.

The securities may be offered and sold by us or selling stockholders from time to time at fixed prices, at market prices or at negotiated prices, and may be offered and sold to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis. See “Plan of Distribution.”

Our common stock is currently listed on the Nasdaq Global Market under the symbol “UNIS”. On May 12, 2011, the last reported sale price of our common stock on the Nasdaq Global Market was $5.86 per share.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in these securities involves risks, including those set forth in the “Risk Factors” section beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 30, 2011.

Neither we nor any selling stockholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. “Unilife,” “Company,” “we,” “us” and “our” refer to Unilife Corporation and its consolidated subsidiaries

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. This prospectus covers the primary offering by us of up to an aggregate of $200,000,000 of securities and the secondary offering by the selling stockholders identified herein of up to an aggregate of 2,868,934 shares of our common stock issued or issuable upon the exercise of options and warrants previously issued. We may offer and sell any combination of the securities described in this prospectus and the selling stockholders may offer and sell shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.unilife.com. The content of our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 that we filed with the SEC on September 28, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 that we filed with the SEC on November 15, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 that we filed with the SEC on February 14, 2011;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 that we filed with the SEC on May 16, 2011;

•

Our Current Reports on Form 8-K filed with the SEC on July 2, 2010, July 29, 2010, July 29, 2010, August 17, 2010, August 19, 2010, October 26, 2010, December 2, 2010, December 6, 2010, January 6, 2011, February 8, 2011, February 8, 2011 and April 27, 2011; and

•

Description of our common stock contained in Item 11 of Amendment No. 4 to our Registration Statement on Form 10 filed on February 11, 2010 with the SEC, including any amendment or report filed for the purpose of updating such description; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Mr. J. Christopher Naftzger at 250 Cross Farm Lane, York, Pennsylvania 17406, telephone (717) 384-3400.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.

These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus forms a part in their entireties.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our Quarterly Reports on Form 10-Q filed thereafter, each of which is incorporated by reference into this prospectus, and you should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

UNILIFE CORPORATION

Overview

We are a U.S. based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for our products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities, and distributors to patients who self-administer prescription medication. All of our syringes incorporate automatic and fully-integrated safety features which are designed to protect those at risk of needlestick injuries and injury from other unsafe injection practices. Our main product is the Unifill ready-to-fill syringe, which is designed to be supplied to pharmaceutical manufacturers in a form that is ready for filling with their injectable drugs and vaccines. We have a strategic partnership with sanofi-aventis, a large global pharmaceutical company, pursuant to which it paid us a 10.0 million euro exclusivity fee and has committed to pay us up to an additional 17.0 million euros to fund our industrialization program for the Unifill syringe. Upon the completion of the industrialization program which is scheduled to occur by the end of fiscal 2011, we expect to commence the supply and sale of the Unifill syringe to sanofi-aventis. We are also in discussions with other pharmaceutical companies that are seeking to obtain access to the Unifill syringe.

Our clinical and prefilled safety syringes incorporate automatic, also known as passive, safety features which are fully integrated within the barrel. They are designed to assist pharmaceutical manufacturers and healthcare facilities comply with needlestick prevention laws and to encourage single use and safe disposal practices outside of healthcare settings. We consider the following combination of core proprietary features available in our safety products to be unique within the marketplace:

•	Integrated design. All safety features are fully integrated inside the syringe barrel to facilitate compact handling, intuitive use and convenient disposal.

•	Passive retraction. The activation of the needle retraction mechanism occurs automatically while the needle is inside the body to help prevent the risk of needlestick injury.

•

Controlled retraction. Operators can control the speed of needle retraction directly from the body into the syringe barrel to help reduce the risk of infection through transmission routes such as needlestick injuries and aerosol (splatter).

•	Auto-disable. Upon withdrawal of the needle into the barrel, the plunger is automatically locked to prevent re-exposure or reuse.

We have utilized this core proprietary technology to design and develop a range of prefilled and clinical safety syringes. Furthermore, we are not aware of any other company that is manufacturing safety syringes with automatic, integrated safety features in both a prefilled (glass) and clinical (plastic) format which share the same common technology platform.

Key target markets for our products include pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication. We believe that the majority of our products would be supplied, either directly or through pharmaceutical customers, for use within sophisticated healthcare markets such as North America, Western Europe and some Asia-Pacific countries that require or are transitioning toward the mandatory use of safety syringes.

Our goal is to progressively move to the forefront of the international transition of healthcare and pharmaceutical markets to the mandatory use of prefilled and clinical safety syringes. We believe that the competitive strength of our proprietary technology puts us in a strong position to become an established and preferred supplier of “best-in-class” safety syringe products to pharmaceutical companies, healthcare facilities and patients who self-administer prescription medication.

Key elements of our business strategy are the development, production and sale of our patent-protected safety syringes, the continued expansion of our global operational and commercial presence and the establishment of long-term supply relationships with multinational pharmaceutical and healthcare equipment companies. We are committed to designing, developing and supplying innovative medical devices that can enhance and save lives.

As of March 31, 2011 and June 30, 2010, our total assets were $98.2 million and $64.8 million, respectively, and our accumulated deficit was $109.8 million and $79.7 million, respectively. For the fiscal years ended June 30, 2010 and 2009, our revenues were $11.4 million and $20.0 million, respectively, and our net loss was $29.7 million and $517,000, respectively. Our independent registered public accounting firm included, in their audit report on our consolidated financial statements for the year ended June 30, 2010, an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the liquidity condition of the Company. Subsequent to the issuance of the going concern qualification in the audit report, we completed a private placement of common stock in which we raised approximately $33.4 million. However, the issuance of the going concern qualification may make it more difficult for us to obtain additional financing, if we were to seek to do so.

Corporate Information

Unilife Corporation was incorporated in the State of Delaware on July 2, 2009. On January 27, 2010, our predecessor Unilife Medical Solutions Limited, an Australian corporation, or UMSL, whose ordinary shares were listed on the Australian Securities Exchange, or ASX, completed a redomiciliation from Australia to the State of Delaware pursuant to which the shareholders and option holders of UMSL exchanged their interests in UMSL for equivalent interests in Unilife Corporation and Unilife Corporation became the parent company of UMSL and its subsidiaries. The redomiciliation was conducted by way of schemes of arrangement under Australian law. The issuance of Unilife Corporation common stock and stock options under the schemes of arrangement was exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

Under the schemes, holders of UMSL ordinary shares or share options received one share of Unilife Corporation common stock or an option to purchase one share of Unilife Corporation common stock, for every six UMSL ordinary shares or share options, respectively, held by such holders, unless the holder elected to receive, in lieu of Unilife Corporation common stock, Chess Depositary Interests of Unilife Corporation, or CDIs (each representing one-sixth of one share of Unilife Corporation common stock), in which case such holder received one CDI for every UMSL ordinary share. The redomiciliation was approved by the Australian Federal Court, and approved by UMSL shareholders and option holders. As a result of the redomiciliation, the listing of UMSL’s ordinary shares on the ASX, has been replaced by Unilife Corporation’s CDIs.

Our principal executive offices are located at 250 Cross Farm Lane, York, Pennsylvania 17406, and our telephone number is (717) 384-3400. Our website address is www.unilife.com. The information on, or that can be accessed through, our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of sales by the selling shareholders, we will not receive any of the proceeds from such sales; however, we may receive proceeds from cash payments made in connection with the exercise of options and warrants held by the selling stockholders that are covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Earnings were insufficient to cover fixed charges by $29,687,000 for the nine months ended March 31, 2011 and $29,439,000, $40,000, $7,884,000, $8,216,000 and $7,633,000 during the years ended June 30, 2010, 2009, 2008, 2007 and 2006, respectively. “Earnings” consists of net loss from continuing operations before income tax expense and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and the portion of rents that we believe to be representative of the interest factor.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Unilife or certain selling stockholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of May 9, 2011, 63,851,300 shares of our common stock, and no shares of our preferred stock, were outstanding.

Common Stock

Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each series when issued shall be designated to distinguish the shares of each series from shares of all other series.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

We have summarized select portions of the material provisions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. We will indicate in the applicable prospectus supplement any material variation from the expected terms of the indenture described below.

General

The debt securities will be our direct unsecured general obligations. Any senior debt securities will rank equally with all of our other senior and unsubordinated debt. Any subordinated debt securities will have a junior position to all of our senior debt.

Holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that the debt securities are guaranteed by one or more subsidiary guarantees.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of Unilife, which will be publicly available. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the securities;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	the maturity date(s);

•	the principal amount due at maturity;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place(s) where payments will be made;

•	Unilife’s right, if any, to defer payment of interest and the maximum length of any deferral period;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	the terms and conditions on which the debt securities may be redeemed at the option of Unilife;

•	the date(s), if any, on which, and the price(s) at which Unilife is obligated to redeem, or at the holder’s option to purchase, such series of debt securities and other related terms and provisions;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	any special tax implications of the debt securities;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

•	the subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture.

Optional Redemption

Unless the prospectus supplement relating to any series of debt securities provides otherwise with respect to such series, each series of debt securities will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the series of debt securities to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the series of debt securities to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus a spread as specified in the applicable prospectus supplement.

In each case we will pay accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means the investment banking institution or institutions specified in the applicable prospectus supplement and their respective successors, or, if such firms or the successors, if any, to such firm or firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means the investment banking institutions specified as such in the applicable prospectus supplement; provided, however, that if any of them ceases to be a primary U.S. Government securities dealers (each a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to:

(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining life of the series of debt securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

(ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the series of debt securities to be redeemed at its registered address. The notice of redemption will state, among other things, the amount of the series of debt securities to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of the series of debt securities to be redeemed. If less than all of a series of debt securities are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the debt securities of that series, or portions of the debt securities of that series, to be redeemed. Unless we default in the payment of the redemption price with respect to any debt securities called for redemption, interest will cease to accrue on such debt securities at the redemption date.

The Company will not be required (i) to issue, register the transfer of or exchange any series of debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any debt securities of any series so selected for redemption in whole or in part, except the unredeemed portion of any such series of debt securities being redeemed in part.

Covenants

Under the indenture, Unilife agrees to pay the interest, principal and any premium on the debt securities when due, and to maintain a place of payment. In addition, we must comply with the covenants described below:

Limitation on Liens on Stock of our Significant Subsidiaries. The indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the voting stock or voting equity interest of our Significant Subsidiaries (as defined in the indenture) unless the debt securities then outstanding (and, if we so elect, any other Indebtedness of Unilife that is not subordinate to such debt securities and with respect to which we are obligated to provide such security) are secured equally and ratably with such Indebtedness for so long as such Indebtedness is so secured. “Indebtedness” is defined as the principal of and any premium and interest due on indebtedness of a person (as defined in the indenture), whether outstanding on the original date of issuance of a series of debt securities or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, “indebtedness for money borrowed” means (1) any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (2) any obligation of, or any obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any business or property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (3) any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge or similar instrument or agreement. If we are required to secure outstanding debt securities equally and ratably with other Indebtedness under this covenant, we will be required to document our compliance with the covenant and thereafter the trustee will be authorized to enter into a supplemental agreement or indenture and to take such action as it may deem advisable to enable it to enforce the rights of the holders of the outstanding debt securities so secured.

Provision of Compliance Certificate. We are required under the indenture to deliver to the trustee within 120 days after the end of each fiscal year an officer’s certificate certifying as to our compliance with all conditions and covenants under the indenture, or if we are not in compliance, identifying and describing the nature and status of such non-compliance.

Consolidation, Merger or Sale

The indenture does not restrict the ability of Unilife to merge or consolidate, or sell, convey, transfer or lease all or substantially all of its assets as long as certain conditions are met. We may only merge or consolidate with, or convey, transfer or lease all of our assets to, any person, if doing so will not result in an event of default. Any such successor, acquiror or lessor of such assets must expressly assume all of the obligations of Unilife under the indenture and the debt securities and will succeed to every right and power of Unilife under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and debt securities.

Events of Default Under the Indenture

The following are events of default under the indenture with respect to any series of debt securities issued:

•	we fail to pay interest when due and such failure continues for 90 days, unless the time for payment has been properly extended or deferred in accordance with the terms of the particular series;

•	we fail to pay the principal or any premium when due, unless the maturity has been properly extended in accordance with the terms of the particular series;

•

we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant or agreement specifically relating to another series of debt securities, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all of the affected series;

•	certain events of bankruptcy or insolvency, whether voluntary or not; and

•	any additional events of default that may be established with respect to a particular series of debt securities under the indenture, as may be specified in the applicable prospectus supplement.

If, with regard to any series, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all debt securities of that series immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all affected series (all such series voting together as a single class) may declare the principal of all debt securities of such affected series immediately due and payable.

The holders of a majority in principal amount of the outstanding debt securities of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding debt securities of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

Unless otherwise specified in the indenture, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the debt securities have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The holders of a majority in principal amount of the outstanding debt securities of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that:

•	such direction is not in conflict with any law or the indenture or unduly prejudicial to the rights of holders of any other series of debt securities outstanding under the indenture; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of the debt securities of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of debt securities, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•

in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the particular series have made written request to the trustee to institute proceedings as trustee;

•

in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity reasonably satisfactory to the trustee to cover the cost of the proceedings; and

•

the trustee does not institute a proceeding, and does not receive conflicting directions from a majority in principal amount of the outstanding debt securities of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest, in each case, within 60 days of receiving the written notice of an event of default.

Modification of Indenture; Waiver

Without the consent of any holders of debt securities, Unilife and the trustee may change an indenture:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series; and

•	to effect certain other limited purposes described in the indenture.

The rights of holders of a series of debt securities may be changed by Unilife and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of all series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of debt securities of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment; or

•	making any change to the subordination terms, if any, of any debt security that would adversely affect the holders of the debt securities of that series.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred with respect to any series of debt securities, the trustee must exercise with respect to such debt securities the rights and powers it has under the indenture and use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless it reasonably believes that it will be repaid or receive adequate indemnity. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and Paying Agents

We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the debt securities of a particular series at the office of one or more paying agents that we designate for that series. Unless otherwise stated in the applicable supplemental indenture and prospectus supplement, we will initially designate the corporate trust office of the trustee in the City of New York as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the debt securities.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any debt security which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us, and the holder of the debt security may then look only to us for payment of those amounts.

Governing Law

The indenture and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Unilife, the trustees, the warrant agents, the unit agents or any other agent of Unilife, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING STOCKHOLDERS

Selling Stockholders for the Secondary Offering of up to 2,868,934 Shares of Common Stock

An aggregate of 2,868,934 shares of common stock issued or issuable upon the exercise of previously issued options and warrants may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholders” includes the stockholders listed below and their transferees, pledgees, donees, assignees or other successors. We are paying all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC. The consultants listed in the table below received their warrants as compensation for services provided to the Company. Except as otherwise disclosed herein, none of the other selling stockholders has had any material relationship within the past three years with the Company or any of its predecessors or, to the Company’s knowledge, its affiliates. Except as otherwise disclosed herein, to our knowledge, none of the selling stockholders is a broker-dealer and/or affiliated with a broker-dealer. The consultants included in the first group of selling stockholders in the following table acquired or will acquire their shares upon exercise of warrants issued to them in December 2010 for services they provided to us in connection with the development of our new manufacturing facility. These warrants are exercisable at $5.30 per share. The Australian investors included in the second group of selling stockholders in the following table acquired or will acquire their shares upon exercise options they received as part of our December 2010 private placement. These options are all exercisable at A$7.50 and A$12.00 per share.

The following table sets forth, for each of the selling stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold. Shares offered hereby represent such shares of our common stock issued or issuable upon exercise of previously issued options by respective selling stockholders.

Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based solely upon information provided to us by the selling stockholders or otherwise known by us. In addition to the shares offered hereby, which represent such shares of our common stock issued or issuable upon exercise of previously issued options by the respective selling stockholders, the selling stockholders may otherwise beneficially own our shares of common stock as a result of, among others, open market purchases, which information is not obtainable by us without undue effort and expense. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the information regarding the shares beneficially owned was last known by us, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 63,851,300 shares of our common stock issued and outstanding as of May 9, 2011.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Consultants who received warrants as consideration for their consulting services provided to the Company:
Keystone Redevelopment Group	110,000	110,000	0	0
RCMN, LLC	66,250	66,250	0	0
Loughery Family Investments, LLC	66,250	66,250	0	0
Artillio Family Investments, LLC	66,250	66,250	0	0
Gregory Ventresca	66,250	66,250	0	0
John LaProcido	225,000	225,000	0	0
Australian investors who received options in our December 2010 private placement:
152 Pty Ltd <Wolton Family A/C>	5,832	5,832	0	0
789 Pty Ltd	8,332	8,332	0	0
A Whistle & Co (1979) Pty Ltd <No 2 Super Fund A/C>	4,902	4,902	0	0
Bluelake Partners <Orange A/C>	8,332	8,332	0	0
Bluelake Partners <Green A/C>	8,332	8,332	0	0
ACN 123 895 107 Pty Ltd	8,332	8,332	0	0
ACN 137837613 Pty Ltd <The Patrice A/C>	1,976	1,976	0	0
A E Simon Holding 1 Pty Ltd <Simon Family S/F A/C>	810	810	0	0
AJM Super Co Pty Ltd <AJM Super Fund A/C>	8,332	8,332	0	0
Alimold Pty Ltd	10,000	10,000	0	0
Alick Phillip Anderson & Marion Alexander Anderson <Anderson Super Fund A/C>	980	980	0	0
Asset Selection Advisors Pty Ltd	8,994	8,994	0	0
B & C Australia Pty Ltd	4,900	4,900	0	0
Paul Joseph Balsarini & Annette Marie Balsarini <A&K Mercantile P/L Provident Fund A/C>	4,902	4,902	0	0
Dr. Barry John Barker & Jaye Abbye Barker <HSBR S/F No 3 A/C>	8,824	8,824	0	0
Beachgame Pty Limited	8,332	8,332	0	0
Bonaire Investments Pty Ltd <Hofman Super Fund A/C>	1,000	1,000	0	0
Bond Street Custodians Limited <MLN — V08717 A/C>	9,802	9,802	0	0
Bradjen Holdings Pty Ltd <Garlick Fam Investments A/C>	1,960	1,960	0	0
Brahma Finance BVI Limited	9,804	9,804	0	0
Christabel Jayne Brand <Brand Family A/C>	1,458	1,458	0	0
Breezee Pty Ltd	980	980	0	0
BWM Investments Pty Ltd	5,000	5,000	0	0
Caskey Investments Pty Ltd <John Caskey Super Fund A/C>	5,000	5,000	0	0
Cetro Pty Ltd <Jeffery Family S/F A/C>	4,900	4,900	0	0
Chapman & Frazer Pty Ltd <Chapman & Frazer RE S/F A/C>	9,832	9,832	0	0
Checker Tiling Pty Ltd <David Maker Family A/C>	1,470	1,470	0	0
Naos Asset Management	291,666	291,666	0	0
Cadence Capital	29,700	29,700	0	0
Evergreen Capital	24,510	24,510	0	0
Ausbil Dexia	116,666	116,666	0	0
Glen Coutinho <Hawgood P/L Spr B/Fund A/C>	5,000	5,000	0	0

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Clay Jack Cross	2,450	2,450	0	0
Arnott Capital	49,020	49,020	0	0
Alexander James Dare	980	980	0	0
Davkym Nominees Pty Ltd <Davkym Super Fund A/C>	1,960	1,960	0	0
Dergat Pty Ltd	124,998	124,998	0	0
Dixson Trust Pty Ltd	20,000	20,000	0	0
Dollrick Investments Pty Ltd <Crackerjack Superfund A/C>	2,000	2,000	0	0
Donohoe Holdings Pty Ltd <Measured Account>	9,802	9,802	0	0
Trent Doughty	1,666	1,666	0	0
Dr. John Capp Pty Limited	4,902	4,902	0	0
Dream 8 Pty Ltd	490	490	0	0
Drofy Pty Limited <SJF Superannuation Fund A/C>	2,452	2,452	0	0
Durat Pty Ltd <Ted & Robyn Super Fund A/C>	4,940	4,940	0	0
Feta Nominees Pty Limited	300	300	0	0
Financial Choice Pty Limited <The MFI A/C>	3,920	3,920	0	0
Fly Media Pty Ltd	980	980	0	0
Foster Stockbroking	45,098	45,098	0	0
Futurity Ascent Pty Ltd <Futurity Pat1 A/C>	980	980	0	0
Lynden Gallagher	1,666	1,666	0	0
David Creighton Gellatly	8,332	8,332	0	0
Geoffco Pty Ltd <Geoffco Super Fund A/C>	4,902	4,902	0	0
Ian James Gill & Denise Sandra Gill	734	734	0	0
Graham Brown Pty Ltd <Flying High Super Fund A/C>	7,842	7,842	0	0
Hawgood Pty Ltd	5,000	5,000	0	0
Lawrence William Hawke & Rosalind Hawke & Vanessa Hawke <Hawke Family Super Fund A/C>	39,214	39,214	0	0
Heath Rochelle Investment Pty Ltd <Bramble Family Account>	3,922	3,922	0	0
Peter Ernest Hennings	1,470	1,470	0	0
The Herbert Group Pty Ltd <Eblouissant A/C>	5,000	5,000	0	0
Northcape Capital	33,480	33,480	0	0
Idalia Pty Limited <Roach Super Fund A/C>	1,470	1,470	0	0
Idameneo (No 79) Nominees Pty Limited	9,804	9,804	0	0
John C Anderson Pty Ltd <Inchnadamph S/F A/C>	19,606	19,606	0	0
Jomangi Enterprises Pty Limited <The Super Jomangi Fund A/C>	2,916	2,916	0	0
Jomangi Pty Limited C/- Watson Mangioni	2,916	2,916	0	0
Prime Value	50,000	50,000	0	0
Northcape Capital	190,346	190,346	0	0
Grant Keogh	832	832	0	0
Kimeklis Personnel Services Pty Ltd	980	980	0	0
Kinira Holdings Pty Ltd <David Smith Super Fund A/C>	1,960	1,960	0	0
Anne-Carita Kontkanen & John Hildred <Super Duper Super Fund A/C>	4,166	4,166	0	0
Lancedale Holdings Pty Ltd	4,166	4,166	0	0
Paul Lay	2,916	2,916	0	0
Lew-Al Pty Ltd <Alan E Lewis Super Fund A/C>	1,960	1,960	0	0
Linbar Consulting Services Pty Ltd <Spittle Super Fund A/C>	980	980	0	0
Steven Tin Ly	1,764	1,764	0	0
Lyrembob Pty Limited <Bishop Super Fund A/C>	2,942	2,942	0	0
Susan Leigh Mace	4,902	4,902	0	0
Robert Michael Mangioni <Talei Mangioni A/C>	1,000	1,000	0	0
Markdonna Pty Limited <Morrin Super Fund A/C>	2,942	2,942	0	0

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Susquenhanna	98,040	98,040	0	0
Cranport	49,020	49,020	0	0
Washington H Soul Pattinson and Company Limited	12,500	12,500	0	0
Michael S Haifer Pty Ltd <Michael S Haifer S/F A/C>	2,916	2,916	0	0
Michjen Pty Limited <The Coughlan Super Fund A/C>	1,960	1,960	0	0
Mirrabooka Investments Ltd	100,000	100,000	0	0
MJ Besley Pty Ltd <Besley Super Fund Portfolio A/C>	1,000	1,000	0	0
MJO Investments Pty Ltd <O’Connor Super Fund A/C>	9,804	9,804	0	0
Mondyar Pty Ltd <Humphris-Clark S/F A/C>	1,960	1,960	0	0
Northcape Capital	71,572	71,572	0	0
Randall Henri Olgers	1,666	1,666	0	0
Paragon Group Holding Limited	3,430	3,430	0	0
Parere Investments Pty Limited	9,804	9,804	0	0
Paul Cook Pty Ltd <Paul Cook P/L Superfund A/C>	9,804	9,804	0	0
Penila Investments Pty Ltd <Hornung S/F A/C>	59,000	59,000	0	0
Stephen Kenneth Peterson & Dominique Colette Peterson <Peterson Super Fund A/C>	2,500	2,500	0	0
Craig Philpotts & Deborah Gail Philpotts <Philpotts Family S/F A/C>	1,960	1,960	0	0
Rebecca Ann Price <The Wandering Moth A/C>	6,666	6,666	0	0
Prospect Custodian Limited	19,608	19,608	0	0
PSS Holdings Pty Limited <Changa Super Fund A/C>	7,352	7,352	0	0
Investors Mutual	58,332	58,332	0	0
Northcape Capital	32,512	32,512	0	0
RBC Dexia Investor Services Australia Nominees Pty Ltd <PISELECT A/C	30,416	30,416	0	0
Resolute Securities Pty Ltd <Blue Family Super Fund A/C>	1,666	1,666	0	0
Jason Rich	1,960	1,960	0	0
RJJ Nominees Pty Limited <R J Jeffery Super Fund A/C>	2,000	2,000	0	0
Rockstone Enterprises Pty Ltd <ODonnell Super Fund A/C>	1,960	1,960	0	0
Simon Rutherfurd	7,500	7,500	0	0
Shawco Holdings Pty Ltd <SFA Super Fund A/C>	1,960	1,960	0	0
Slatts Pty Ltd <Peter Slattery Fam S/F A/C>	6,864	6,864	0	0
Alan Smith	1,960	1,960	0	0
Brian Charles Sprake & Christine Sprake <B Sprake Family S/Fund A/C>	3,920	3,920	0	0
Richard James Still & Robyn Janice Brewer	1,470	1,470	0	0
Storford Pty Ltd <Storford Pty Ltd S/F A/C>	5,000	5,000	0	0
Sydney Options Traders Pty Ltd <Maclean Provident Fund A/C>	2,916	2,916	0	0
Benjamin John Thompson	4,900	4,900	0	0
Mark Thorpe-Apps	4,900	4,900	0	0
Tick-Tack-Toe Pty Ltd	5,416	5,416	0	0
Tixtar Pty Limited <Shaw Family A/C>	3,332	3,332	0	0
Tower Clean & Service Pty Ltd <Gillard No 1 Super Fund A/C>	19,606	19,606	0	0
TPC Consulting Pty Ltd	1,888	1,888	0	0
David John Trickey & Donna Eugenie Trickey	1,960	1,960	0	0
Australian Leaders	50,000	50,000	0	0
Fortitude Capital	40,000	40,000	0	0
Technical Investing Family Wealth	41,666	41,666	0	0
Monterrey Investment Management	50,000	50,000	0	0
Transcontinental Asset Management Pty Ltd	16,666	16,666	0	0

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering		Number of Shares Offered		Number of Shares Beneficially Owned After the Offering	% of Common Stock Beneficially Owned After the Offering
Andrew Sven Vallner	1,960		1,960		0	0
Warman Investments Pty Ltd	25,000		25,000		0	0
Weach Pty Ltd <Lennox Family S/F A/C>	4,166		4,166		0	0
Colin Weekes & Michael Weekes <Torring Super Fund A/C>	10,000		10,000		0	0
Westglade Pty Ltd	3,750		3,750		0	0
Graeme Scott Winter	1,960		1,960		0	0
Alyson Elizabeth Wood	19,606		19,606		0	0
Nicholas James Worrall	1,960		1,960		0	0
Frank Peter Zipfinger	1,960		1,960		0	0
Other Selling Stockholders	9,312	*	9,312	*	0	0
Total:	2,868,934		2,868,934		0	0

*	Representing an aggregate holding as a group of 0.016% of our common stock outstanding prior to the offering.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time we offer and sell securities under this prospectus, we will file a prospectus supplement. The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Unilife, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Unilife at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

Underwriters and agents may be entitled under agreements entered into with Unilife and/or the selling stockholders, if applicable, to indemnification by Unilife and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Unilife and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the Nasdaq Global Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Unilife Corporation as of June 30, 2010 and for the year ended June 30, 2010 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2010 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and accumulated deficit raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Unilife Corporation and its subsidiaries as of June 30, 2009 and for the fiscal years ended June 30, 2009 and June 30, 2008 contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 have been audited by BDO Kendalls Audit & Assurance (WA) Pty Ltd, an independent registered public accounting firm, as stated in their report dated November 11, 2009, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such firms’ reports, given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper LLP (US), New York, New York, will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

Common Stock

Prospectus Supplement